December 18, 2006

CONSENT OF R.H. Russell, M.Sc.

Reference is made to the technical report (the "Technical Report") dated March 18, 2004 titled "Evaluation of the Gold Resource on the Pony Creek Property, Larrabee Mining District, Elko County, Nevada for Mill City International Corporation," which we prepared for Mill City International Corporation.

We hereby consent to the written disclosure of the technical Report and the inclusion of extracts therefrom or a summary thereof in Grandview Gold Inc.'s Registration Statement on Form 20-F [Amendment No. 1] ("Registration Statement").

We further agree to being named as an expert in the Registration Statement.



State of Washington
205
Licensed Geologist
RICK HAROLD RUSSELL

/s/ R. H. Russell, M.Sc.

DECEMBER 18, 2006

Date